EXHIBIT 99.1

Federal-Mogul Reports Second Quarter 2015 Results

•	Record sales of $2 billion, up 5 percent or 16 percent in constant dollars, versus Q2 2014

•	Adjusted net income from continuing operations of $59 million, or $0.35 per share, compared to $57 million in Q2 2014

•	Net income of $15 million from continuing operations, or $0.09 per share, compared to net loss of $5 million in Q2 2014

•	Operational EBITDA of $180 million, including $28 million of negative currency impact, compared to $184 million in Q2 2014
Southfield, Michigan, July 29, 2015… Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced financial results for the second quarter ended June 30, 2015. Net sales for the second quarter were $1,962 million, an increase of 5 percent versus the second quarter of 2014. On a constant dollar basis, net sales increased by 16 percent versus Q2 2014 due to acquisitions and organic growth. The net income from continuing operations attributable to Federal-Mogul in the quarter was $15 million or $0.09 per share. In the prior year quarter, there was a net loss from continuing operations attributable to Federal-Mogul of $5 million or $0.03 per share, including a $24 million loss for extinguishment of debt. Operational EBITDA was $180 million or 9.2 percent of sales in Q2 2015 compared to $184 million or 9.8 percent of sales in Q2 2014. Operational EBITDA for the quarter was negatively impacted by $28 million due to exchange rate changes, primarily the strengthening of the U.S. dollar against various global currencies, and by $11 million of strategic costs in the Motorparts division. In the prior year quarter, costs for strategic initiatives were $3 million. Excluding the impact of costs for strategic initiatives and certain other items detailed in the attached schedule, adjusted net income in Q2 2015 was $59 million or $0.35 per share compared to $57 million in Q2 2014.

Division Results
Powertrain Division
Federal-Mogul’s Powertrain division maintained strong performance in the quarter with revenue of $1.2 billion. Approximately 70 percent of its revenue was generated outside of the United States, and exchange rate changes negatively impacted revenue by approximately $117 million. On a constant dollar basis, revenue increased by 12 percent compared to Q2 2014. The increase in Powertrain’s revenue reflects the inclusion of a full quarter of the engine valve business recently acquired from TRW, as well as organic growth. When excluding the impact of sales from the engine valve acquisition, sales for Powertrain’s engine components in North America grew by 1 percent, while light vehicle and commercial vehicle production increased by 3 percent and 9 percent, respectively. In EMEA, sales increased by 4 percent compared to an increase in light vehicle production of 1 percent and decrease of commercial vehicle production of 2 percent. Revenue in ROW increased by 1.5 percent compared to a decrease in light vehicle production of 1 percent and a decrease in commercial vehicle production of 7 percent.
Operational EBITDA was $114 million or 9.8 percent of revenue, compared to $117 million or 10.1 percent in Q2 2014. Operational EBITDA was adversely impacted by $16 million in negative foreign currency movements during the quarter.

On July 7, 2015, Federal-Mogul’s Powertrain division closed on phase two of the acquisition of TRW’s engine valve business, which included the purchase of engine components plants located in Tennessee and Thailand. The acquisition further strengthens the division’s product offerings and market reach.
During the quarter, to support its strategy of industrial sector and geographic expansion, the Powertrain division started production in a new plant for piston rings for large-bore engines in Changsha, China. Federal-Mogul Powertrain operates 13 locations in China, of which the majority are consolidated manufacturing plants, and one globally-networked technical center in Shanghai providing engineering services for its domestic and global customers.
Federal-Mogul Powertrain engine content is included in eleven of the twelve car engine category winners in the 2015 International Engine of the Year Awards presented in Stuttgart, Germany on June 17, 2015. The top award went to BMW for its 1.5-litre, three-cylinder electric-gasoline engine in the hybrid powertrain of the BMW i8, which features Federal-Mogul’s IROX ® bearings, known for reducing wear in hybrid and start/stop engine designs.
“Federal-Mogul Powertrain achieved overall reasonable results in Q2, reflecting our team’s discipline to execute customer projects and to grow our global sales through market and technology enhancements. Unfortunately, we incurred, especially in the beginning of Q2 like in the previous quarter, additional overtime and special freight costs as a result of significant capacity constraints for high-end engine components in Europe. Some of the capital investments recorded in the first half of 2015 were necessary to solve these constraints - with June’s operating results already reflecting a much healthier situation,” said Rainer Jueckstock, Federal-Mogul co-CEO and CEO, Powertrain Division. “While currency fluctuation remains a challenge, our investments in our global footprint and engine components innovations are paying off, including the significant benefits we expect to reap from the full integration of our recently-acquired global valvetrain business.”
Motorparts Division
Federal-Mogul’s Motorparts division reported Q2 2015 revenue of $871 million compared to $791 million in Q2 2014, an increase of 10 percent, or 19 percent on a constant dollar basis. The increase was primarily driven by sales from the Honeywell brake component acquisition combined with 4 percent organic growth. In addition, the current period included an additional month of results from the Affinia chassis acquisition which closed on May 1, 2014.
On a comparable basis, excluding currency exchange and the impact of acquisitions, Americas base sales were up 7 percent, primarily driven by strong aftermarket sales in the quarter. EMEA sales, at constant rates and excluding acquisitions, were down 1.5 percent compared to Q2 2014, with a 1 percent increase in Western European aftermarket sales offset by continued weakness in Russia, which was down by $2 million or 18 percent. In the Asia Pacific region, sales increased by 36 percent over the prior-year period due to the Honeywell acquisition, as well as continued growth in the China (up 28 percent) and India (up 12 percent) aftermarket businesses, driven by both product line and customer expansion.
Motorparts recorded Operational EBITDA of $66 million, or 7.6 percent of sales in Q2 2015, compared to $67 million, or 8.5 percent of sales in Q2 2014, and $30 million, or 3.9 percent of sales in Q1 2015. Results for the second quarter were negatively impacted by $12 million related to foreign exchange movements and $11 million in strategic costs, versus $3 million in the prior-year period. Inefficiencies related to the integration of recent acquisitions also negatively impacted Operational EBITDA. The strategic costs incurred by Motorparts relate primarily to investments in the company’s North American distribution network, technical support centers and IT systems. Improvements in the company’s underlying operating performance during Q2 2015 were driven by productivity initiatives, returns on prior restructuring investments and commercial actions.

Daniel Ninivaggi, Federal-Mogul co-CEO and CEO, Motorparts Division, commented, “I am encouraged by Federal-Mogul Motorparts’ second quarter performance and the sales growth we realized both from our acquisitions and organically. We also saw improvements in our operational performance in Q2, although much more remains to be accomplished. At the same time, we are investing aggressively to structurally improve our business by enhancing our global distribution network and IT systems; joining with our aftermarket distribution partners in supporting technicians and repair shops through our growing network of technical support centers and other ‘Tech First’ initiatives; and pursuing growth opportunities in emerging markets, particularly China and India.”

Analyst Call
Federal-Mogul will conduct a conference call and audio webcast on Wednesday, July 29 at 9:30 a.m., EDT. To facilitate rapid connection the morning of the call, please click here to pre-register.
To participate in the call:

Domestic calls:	(855) 789-8161
International calls:	(631) 485-4890
Passcode ID:	68971651
Further information is available at www.federalmogul.com/investors.
Definitions
The Company evaluates reporting segment performance principally on a non-GAAP Operational EBITDA basis. Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses and believes that investors benefit from referring to Operational EBITDA in assessing the Company’s operating results. Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. In 2014, the Company expanded its definition of Operational EBITDA to exclude acquisition related, legal separation and headquarters relocation costs. Accordingly, Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan, OPEB curtailment gains or losses, the income statement impacts associated with stock appreciation rights (“SARS”), loss on extinguishment of debt and costs associated with acquisitions, legal separation and headquarters relocation. Comparable periods have been adjusted to conform to this definition.
Adjusted net income is defined as net income (loss) from continuing operations less restructuring and impairment charges, loss on extinguishment of debt, OPEB curtailment gains or losses, gains or losses on the sales of businesses, costs associated with acquisitions, legal separation and headquarters relocation, Motorparts related strategic initiative costs, certain project and integration costs and related tax impact on these items.
Forward-Looking Statements
Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, our intent to create an independent company following the spin-off, revenue and growth expectation for the independent company or the company following the spin-off, the expectation that the spin-off will be tax free, statements regarding the leadership, resources, potential, priorities, and opportunities for the independent company and the company following a spin-off, failure to obtain regulatory approval for the spin-off or to satisfy any of the other conditions to the proposed spin-off, adverse effect on the market price of our common stock and on our operating results because of a failure to complete the proposed spin-off, negative effects of announcement or consummation of the proposed spin-off on the market price of the company’s common stock, significant transaction costs and/or unknown liabilities, general economic and business conditions that affect the companies in connection with the proposed spin-off, unanticipated litigation or legal settlement expenses, changes in capital market conditions that may affect financing, the impact of the proposed spin-off on the companies’ employees, customers and suppliers, future opportunities that the company’s board may determine present greater potential to increase shareholder value, the ability of the companies to operate independently following the spin-off, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s original equipment and aftermarket segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.
About Federal-Mogul
Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.
Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.
Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.
Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO ® wiper blades; Champion ® spark plugs, wipers and filters; AE ® , Fel-Pro ® , FP Diesel ® , Goetze ® , Glyco ® , Nüral ® , Payen ® and Sealed Power ® engine products; MOOG ® steering and suspension parts; and Ferodo ® , Jurid ® and Wagner ® brake products.
Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The company employs nearly 50,000 people in 34 countries. For more information, please visit www.federalmogul.com .
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CONTACTS:

Colleen Hanley Federal-Mogul Powertrain +1 (248) 354-3045 colleen.hanley@federalmogul.com	Susan Fisher Federal-Mogul Motorparts +1 (248) 354-0926 susan.fisher@federalmogul.com

FEDERAL-MOGUL HOLDINGS CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Net sales	$1,962	$1,872	$3,797	$3,651
Cost of products sold	(1,672)	(1,575)	(3,256)	(3,080)

Gross profit	290	297	541	571
Selling, general and administrative expenses	(200)	(195)	(403)	(376)
Interest expense, net	(32)	(31)	(67)	(53)
Restructuring expense	(27)	(30)	(39)	(38)
Loss on debt extinguishment	—	(24)	—	(24)
Equity earnings of non-consolidated affiliates	16	13	28	27
Amortization expense	(15)	(12)	(29)	(24)
Other income (expense), net	(3)	(6)	(1)	(12)

Income from continuing operations before income taxes	29	12	30	71
Income tax expense	(12)	(15)	(23)	(33)

Net income (loss) from continuing operations	17	(3)	7	38
Gain from discontinued operations, net of income tax	7	—	7	—

Net income (loss)	24	(3)	14	38

Less net income attributable to noncontrolling interests	(2)	(2)	(3)	(3)

Net income (loss) attributable to Federal-Mogul	$22	$(5)	$11	$35

Amounts attributable to Federal-Mogul :
Net income (loss) from continuing operations	$15	$(5)	$4	$35
Gain from discontinued operations, net of income tax	7	—	7	—

Net income (loss)	$22	$(5)	$11	$35

Net income (loss) per common share attributable to Federal-Mogul basic and diluted :
Net income (loss) from continuing operations	$0.09	$(0.03)	$0.03	$0.23
Gain from discontinued operations, net of income tax	$0.04	$—	$0.04	$—

Net income (loss)	$0.13	$(0.03)	$0.07	$0.23

FEDERAL-MOGUL HOLDINGS CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	June 30	December 31
	2015	2014
ASSETS
Current assets:
Cash and equivalents	$243	$332
Accounts receivable, net	1,579	1,419
Inventories, net	1,326	1,215
Prepaid expenses and other current assets	212	225

Total current assets	3,360	3,191
Property, plant and equipment, net	2,297	2,160
Goodwill and other indefinite-lived intangible assets	1,022	928
Definite-lived intangible assets, net	417	354
Investments in non-consolidated affiliates	275	269
Other noncurrent assets	189	165

TOTAL ASSETS	$7,560	$7,067

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$142	$127
Accounts payable	971	926
Accrued liabilities	594	546
Current portion of pensions and other postemployment benefits liability	44	46
Other current liabilities	185	186

Total current liabilities	1,936	1,831
Long-term debt	2,777	2,563
Pensions and other postemployment benefits liability	1,262	1,282
Long-term portion of deferred income taxes	388	389
Other accrued liabilities	97	93
Shareholders’ equity:
Preferred stock ($0.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($0.01 par value; 450,100,000 authorized shares; 170,636,151 issued shares and 169,040,651 outstanding shares as of June 30, 2015; 151,624,744 issued shares and 150,029,244 outstanding shares as of December 31, 2014)	2	2
Additional paid-in capital, including warrants	2,899	2,649
Accumulated deficit	(675)	(686)
Accumulated other comprehensive loss	(1,216)	(1,142)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	993	806

Noncontrolling interests	107	103

Total shareholders’ equity	1,100	909

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,560	$7,067

FEDERAL-MOGUL HOLDINGS CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended
	June 30
	2015	2014
Cash Provided From (Used By) Operating Activities
Net income	$14	$38
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	166	163
Restructuring expense	39	38
Payments against restructuring liabilities	(38)	(19)
Loss on debt extinguishment	—	24
Equity earnings of non-consolidated affiliates	(28)	(27)
Cash dividends received from non-consolidated affiliates	6	5
Change in pensions and postemployment benefits	(16)	(31)
Adjustment of assets to fair value	(2)	2
Deferred tax benefit	(1)	(4)
Loss on sale of equity method investment	11	—
Gain from discontinued operations	(7)	—
Gain from sales of property, plant and equipment	(4)	(1)
Changes in operating assets and liabilities:
Accounts receivable	(182)	(124)
Inventories	(117)	(12)
Accounts payable	80	65
Other assets and liabilities	(12)	44
Net Cash (Used By) Provided From Operating Activities	(91)	161
Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(216)	(173)
Payments to acquire businesses, net of cash acquired	(301)	(165)
Net proceeds from sale of equity method investment	15	—
Net proceeds from sales of property, plant and equipment	8	3
Net Cash Used By Investing Activities	(494)	(335)
Cash Provided From (Used By) Financing Activities
Proceeds from term loans, net of original issue discount	—	2,589
Proceeds from equity rights offering net of related fees	250	—
Proceeds from draws on revolving line of credit	384	—
Payments on revolving line of credit	(154)	—
Principal payments on term loans	(13)	(2,537)
Decrease in other long-term debt	(4)	(2)
Debt issuance costs	—	(12)
Increase (decrease) in short-term debt	17	—
Net remittances on servicing of factoring arrangements	(1)	(1)
Net Cash Provided From (Used By) Financing Activities	479	37
Effect of foreign currency exchange rate fluctuations on cash	17	4
Decrease in cash and equivalents	(89)	(133)
Cash and equivalents at beginning of period	332	761
Cash and equivalents at end of period	$243	$628

FEDERAL-MOGUL HOLDINGS CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
	(Millions of Dollars)
Net income (loss)	$24	$(3)	$14	$38
Depreciation and amortization	83	82	166	162
Interest expense, net	32	31	67	53
Restructuring expense	27	30	39	38
Loss on sale of equity method investment	—	—	11	—
Discontinued operations	(7)	—	(7)	—
Acquisition related costs	2	3	6	6
Legal separation costs	1	—	2	—
Loss on debt extinguishment	—	24	—	24
Non-service cost components associated with U.S. based funded pension plans	—	(2)	—	(3)
Adjustment of assets to fair value	3	2	(2)	2
Stock appreciation rights	—	(1)	(1)	(2)
Headquarters relocation costs	—	1	—	1
Income tax expense	12	15	23	33
Other	3	2	2	2

Operational EBITDA	$180	$184	$320	$354

Net income (loss)	$24	$(3)	$14	$38
Restructuring and impairment charges, net	30	32	37	40
Strategic costs	11	3	38	3
Loss on extinguishment of debt	—	24	—	24
Loss on sale of business	—	—	11	—
Legal separation and acquisition related costs	3	3	8	6
Discontinued operations	(7)	—	(7)	—
Costs associated with headquarters relocation	—	1	—	1
Net tax impact on above	(2)	(3)	(3)	(4)

Adjusted net income from continuing operations	$59	$57	$98	$108

The Company evaluates reporting segment performance principally on a non-GAAP Operational EBITDA basis. Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses and believes that investors benefit from referring to Operational EBITDA in assessing the Company’s operating results. Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. In 2014 the Company expanded its definition of Operational EBITDA to exclude acquisition related, legal separation and headquarters relocation costs. Accordingly , Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan, curtailment gains or losses, the income statement impacts associated with SARs, loss on extinguishment of debt and costs associated with acquisitions, legal separation and headquarters relocation. Comparable periods have been adjusted to conform to this definition.